Exhibit 10.6

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made and entered into as of May 26, 2005, by and between Michael E. Little (“Little”), Wm. Stacy Locke (“Locke”), Pioneer Drilling Company (“Pioneer”) and WEDGE Energy Services, L.L.C. (“WEDGE” and, collectively with Little and Locke, the “Shareholders”).

WHEREAS, the Shareholders and Pioneer are parties to the Voting Agreement dated as of May 11, 2000 (the “Voting Agreement”);

WHEREAS, Pioneer and WEDGE are parties to the Debenture Purchase Agreement dated as of July 3, 2002, as amended by the First Amendment to Debenture Agreement dated as of December 23, 2002 (the “Debenture Purchase Agreement”);

WHEREAS, in March 2005, Pioneer issued and sold 6,945,000 shares of its common stock and WEDGE and Little, participating as selling shareholders, sold 6,945,000 and 600,000 shares of Pioneer common stock, respectively, pursuant to an underwritten public offering (the “Offering”); and

WHEREAS, as a result of the Offering, WEDGE now beneficially owns less than 10% of the total issued and outstanding shares of common stock of Pioneer on a fully diluted basis calculated in accordance with the “treasury method”;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I - TERMINATION

1.1           Termination of Voting Agreement.  The Voting Agreement and the obligations of Pioneer and the Shareholders thereunder are hereby terminated in their entirety, effective as of the date hereof.  Any registration rights relating to shares of common stock of Pioneer granted by Pioneer to Little under the Voting Agreement or under any other agreement are hereby terminated in their entirety, effective as of the date hereof.

1.2           Termination of Debenture Purchase Agreement.  The Debenture Purchase Agreement and the obligations of Pioneer and WEDGE thereunder are hereby terminated in their entirety, effective as of the date hereof.

ARTICLE II - MISCELLANEOUS

2.1           Counterparts; Delivery by Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of this Agreement by facsimile shall be deemed to be valid delivery thereof.

2.2           Severability. If any provision of this Agreement is held invalid or unenforceable, all other provisions will not be affected. With respect to the provision held invalid or unenforceable, the parties to this Agreement will amend this Agreement as necessary to effect the original intent of the parties to this Agreement as closely as possible.

2.3           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without regard to principles of conflict of laws thereof that would result in the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly signed as of the date first above written.

PIONEER DRILLING COMPANY

By:	/s/ Wm. Stacy Locke
Wm. Stacy Locke
President and Chief Executive Officer

By:	/s/ Michael E. Little
Michael E. Little

By:	/s/ Wm. Stacy Locke
Wm. Stacy Locke

WEDGE ENERGY SERVICES, L.L.C.

By:	/s/ Richard E. Blohm, Jr.
Name: Richard E. Blohm, Jr.
Title: Vice President